Exhibit 99.1

February 10, 2015

Robert Giammatteo

PO Box 121

Suffern NY 10901

Dear Robb:

We would like to thank you for your continued contributions to our success. In recognition of your performance and dedication, we are making the following changes to your Total Compensation package. The following are the terms and conditions of our job offer to you and replace any and all previous offers, discussions, representations, understandings and agreements concerning your employment with Ascena Retail Group, Inc.

Job Title:	SVP and Chief Financial Officer of Ascena Retail Group

Reporting To:	David Jaffe, President and CEO of Ascena Retail Group

Annualized Pay Rate:	$400,000 (no change)

In addition, you will remain fully eligible to receive an annual performance evaluation in fall calendar year 2015. Any corresponding pay adjustments would be based on your performance, business results, economic & competitive factors, and approval from the Board of Directors.

Incentive Compensation:	Effective with the Spring FY15 season, you will be eligible for a target bonus of 60% of your base salary (annually), which is based on achieving a combination of individual performance and ASNA company results and can vary from zero up to a maximum of 200% your target level. The bonus will be paid out in two portions following the end of each six month fiscal season (fall and spring). To be eligible for a bonus, you must be employed by Ascena at the time of the bonus payout.

Equity Compensation:	You will be recommended to receive 10,000 Restricted Stock Units under the Company’s stock option plan. This recommendation will be made at the next, regularly scheduled quarterly Compensation Committee Meeting of the Board of Directors. Vesting will begin on the one year anniversary of the approval date, and these RSUs will have a 2 year vesting schedule with 50% vesting each year.

Please note that the information above provides highlights of several of our compensation and benefit plans and is not an all-inclusive list of all plans available. All benefits are governed by the terms of the applicable policies and plans, which are subject to change any time. If this information conflicts with the policy or plan that describes it, the policy or plan will govern.

It is further understood that this letter is intended for purposes of explaining the details of the offer/compensation change and does not represent any inferred short or long-term commitments other than those described in the letter. This is not a contract and your employment is at-will. No representatives of Ascena may enter into any agreement to alter your at-will status or otherwise create any contract between you and Ascena, unless signed in writing by the President or the Executive Vice President, Human Resources. All job information, as well as the pay and benefit programs outlined in this letter and the enclosed materials are

Exhibit 99.1

subject to change periodically based on business needs. At Ascena Retail Group, Inc., an employment at-will relationship prevails and the employment relationship can be terminated with or without cause and with or without notice, at any time, by either the employee or the employer.

As recognition of our communication of these changes, please sign below. We look forward to continuing our mutually beneficial association.

Once again, we feel confident you have the capabilities and talent to be a very successful contributor to our business.

Sincerely,

David Jaffe

President and CEO

Ascena Retail Group, Inc.

/s/ Robert Giammatteo	2/12/15
Robert Giammatteo	Date